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                                             EXHIBIT 10(c) Page 1 of 4


                      NORFOLK SOUTHERN CORPORATION
                   EXECUTIVE MANAGEMENT INCENTIVE PLAN

                        EFFECTIVE JANUARY 1, 1996


Section I.     PURPOSE OF THE PLAN

     It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (Plan) to enhance increased profitability for Norfolk Southern Corporation by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass profit objectives.


Section II.    ADMINISTRATION OF THE PLAN

     The Compensation and Nominating Committee of the Board of Directors of Norfolk Southern Corporation shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan.

     No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group.


Section III.   RECOMMENDATION TO THE BOARD OF DIRECTORS

     The Compensation and Nominating Committee shall recommend to the Board of Directors:

     A. The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above, and

     B. The maximum bonus level for each Incentive Group for the incentive year.


Section IV.    TYPE OF INCENTIVE BONUS

     By December 22 of the year prior to the incentive year, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation
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                                             EXHIBIT 10(c) Page 2 of 4


Officers' Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year.

     Failure on the part of the participant to elect a deferral by December 22 of the year prior to the incentive year, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

     The Board of Directors shall have the right to reject all deferral elections if, in its sole discretion, it shall determine prior to the close of an incentive year that deferral has become inadvisable, and, if such right shall be exercised, all incentive bonuses earned under the Plan for such year shall be payable in cash, as provided for in the third sentence of this Article IV.


Section V.     INCENTIVE BONUS FUND

     A single bonus fund representing a combined fund for both this Plan and the Management Incentive Plan shall be determined and made available annually for each incentive year equal to 0.75% of Pre-tax Net Income (Norfolk Southern's income before state and federal income taxes as reported in the annual consolidated financial statements for the incentive year plus interest expense on debt due after one year) when the return on Average Invested Capital (the average of Norfolk Southern stockholders' equity plus debt due after one year at the beginning and end of the incentive year) equals 10%, and 1.5% of Pre-Tax Net Income when the return on Average Invested Capital equals or exceeds 20%. At any intermediate level of return on Average Invested Capital between 10% and 20%, the bonus fund shall be calculated at an interpolated percentage of Pre-tax Net Income between the 0.75% minimum and 1.5% maximum levels. In computing Pre-tax Net Income, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing Pre-tax Net Income, shall be excluded, but such Pre-tax Net Income shall be adjusted for any expenses attributable to bonuses paid or accrued under this Plan and the Management Incentive Plan. The Compensation and Nominating Committee of the Board of Directors shall have the right to reduce the bonus fund for all or any portion of such excluded accounting adjustments, restatements or reclassifications, or by any other amount the Compensation and Nominating Committee deems appropriate.

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                                             EXHIBIT 10(c) Page 3 of 4


     The portion of the total bonus fund available to be awarded under this Plan for the incentive year shall be determined by multiplying the total bonus fund by a fraction whose numerator is the sum of the maximum bonus payable to all Plan participants eligible to receive a bonus award and whose denominator is the sum of the maximum bonus payable to all employees eligible to receive a bonus award under this Plan or the Management Incentive Plan.


Section VI.    BONUS AWARDS

     The portion of the total bonus fund available to be awarded under this Plan for the incentive year pursuant to the formula set forth in
Article V shall be divided among each Incentive Group under this Plan in proportion to the maximum bonus payable for that Incentive Group, and the percentage bonus allocable to each Incentive Group participant in this Plan shall be determined by multiplying the bonus fund allocated to that Incentive Group by the ratio of the participant's total salary paid during the incentive year to the total salaries paid to all participants in that Incentive Group. However, no participant may be awarded a bonus which exceeds 50% of the bonus fund. The Compensation and Nominating Committee of the Board may review the performance of the Plan participants and may, at its discretion, reduce the bonus award of any such participant between 0% and 100%, based on the individual's performance.

     If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month in which employment terminates but excludes any cash paid with respect to such participant's unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

     If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.


Section VII.   DESIGNATION OF BENEFICIARY

     For the purpose of this Plan, a beneficiary shall be either (1) the named beneficiary or beneficiaries designated as hereinafter provided for by the participant, or (2) in the absence of any such designation, including absence by revocation of any previous designation, a legal representative of the participant, duly appointed in the case of
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                                             EXHIBIT 10(c) Page 4 of 4


incompetency or death of the participant. A participant may designate both primary and contingent named beneficiaries. A participant may revoke or change any designation. To be effective, the designation of a named beneficiary or beneficiaries, or any change in or revocation of any designation, must be on a form provided by Norfolk Southern Corporation signed by the participant and filed with the Office of the Vice President-Personnel, Norfolk Southern Corporation, prior to the death of such participant. Any such designation, change or revocation shall be ineffective to invalidate any cash payment made or other action taken by Norfolk Southern Corporation pursuant to this Plan prior to the receipt of same by Norfolk Southern Corporation. The determination by Norfolk Southern Corporation of a beneficiary or beneficiaries, or the identity thereof, or the rights of same, based on proof by affidavit or other written evidence satisfactory to Norfolk Southern Corporation shall be conclusive as to the liability of Norfolk Southern Corporation and any payment made in accordance therewith shall discharge Norfolk Southern Corporation of its obligation under this Plan for such payment.


Section VIII.  NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

     Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.


Section IX.    AMENDMENT TO AND TERMINATION OF PLAN

     Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.